Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rapport Therapeutics, Inc. of our report dated March 11, 2025, relating to the financial statements, which appears in Rapport Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

Boston, MA
March 11, 2025